Exhibit 4.11

HOMEAWAY, INC.

SERIES D PREFERRED STOCK PURCHASE AGREEMENT

October 23, 2008

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Schedules:

A	–	Schedule of Investors
B	–	Schedule of Exceptions

Exhibits:

A	–	Amended and Restated Certificate of Incorporation
B	–	Stock Repurchase Agreement
C	–	Amended and Restated Investors’ Rights Agreement
D	–	Amended and Restated Right of First Refusal and Co-Sale Agreement
E	–	Amended and Restated Voting Agreement
F	–	Opinion of Company Counsel
G	–	IPO Allocation Letter
H	–	Director Indemnification Agreement

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HOMEAWAY, INC.

SERIES D PREFERRED STOCK PURCHASE AGREEMENT

This Series D Preferred Stock Purchase Agreement (this “Agreement”) is made as of October 23, 2008 by and among HomeAway, Inc., a Delaware corporation formerly known as WVR Group, Inc. (the “Company”), and the individuals and entities (each, an “Investor” and collectively, the “Investors”) listed on the Schedule of Investors attached to this Agreement as Schedule A (the “Schedule of Investors”).

The Company desires to sell to the Investors, severally and not jointly, and the Investors desire to purchase from the Company, severally and not jointly, shares of the Company’s Series D Preferred Stock (as defined below) on the terms and conditions set forth in this Agreement.

As further described in Section 1.3 hereof, the proceeds from the sale of Series D Preferred Stock shall be used (i) for the acquisition of certain shares of the Company’s outstanding capital stock for up to an aggregate of $75,000,000, (ii) for the pursuit and funding of business acquisitions, (iii) repayment of indebtedness and (iv) for working capital and general corporate purposes.

1.	Purchase and Sale of Stock.

1.1	Sale and Issuance of Series D Preferred Stock.

(a) The Company shall adopt and file with the Delaware Secretary of State on or before the Initial Closing (as defined in Section 1.2) the Amended and Restated Certificate of Incorporation in the form attached to this Agreement as Exhibit A (the “Restated Certificate”).

(b) The Company has authorized the sale and issuance of up to 15,305,217 shares (the “Shares”) of its Series D Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”) pursuant to this Agreement.

(c) Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at each Closing (as defined in Section 1.2) and the Company agrees to sell and issue to each Investor, severally and not jointly, at such Closing that number of shares of the Company’s Series D Preferred Stock set forth under the column referencing such Closing opposite such Investor’s name on the Schedule of Investors at a purchase price of $16.3343 per share (the “Series D Purchase Price”).

1.2	Closings.

(a) The purchase, sale and issuance of the Shares shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”). The initial Closing (the “Initial Closing”) of the purchase and sale of 15,014,042 of the Shares described in Section 1.1 above shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 900 S. Capital of Texas Highway N., Las Cimas IV, Fifth Floor, Austin, Texas 78746-5546 (the “WSGR

Offices”), at 10:00 AM local time, on the date of this Agreement, or at such other time and place as the Company and Investors purchasing in the aggregate at least a majority of the Shares to be sold pursuant to this Agreement at the Initial Closing mutually agree upon orally or in writing.

(b) The purchase, sale and issuance of an additional 291,175 of the Shares (as equitably adjusted for stock splits, dividends, combinations, recapitalizations and the like) to the Investors set forth on Schedule A-1 attached hereto (collectively, the “HSR Investors”) at the Series D Purchase Price (as equitably adjusted for stock splits, dividends, combinations, recapitalizations and the like) shall take place at a subsequent closing (the “First Subsequent Closing”). The First Subsequent Closing will take place at the WSGR Offices at 10:00 AM local time, on a date of within three (3) business days after the expiration of any waiting periods applicable to the sale of such Shares to such HSR Investors under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), or at such other time of day and place as the Company and such HSR Investors mutually agree upon orally or in writing. If the First Subsequent Closing shall not have occurred on or prior to December 15, 2008, either the Company or the HSR Investors (the “Terminating Party”) may terminate this Section 1.2(b) upon written notice (the “Termination Notice”) given to the other party; provided, however, that if the Terminating Party is in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, such Terminating Party may not deliver a Termination Notice, and any purported delivery of such Termination Notice shall have no effect. Each of the Company and the HSR Investors shall use commercially reasonable efforts to cause the Company and the HSR Investors to prepare and timely file all such filings as may be required to comply with HSR (the “HSR Filings”) as soon as practicable after the date hereof, but in any event the Company and the HSR Investors shall file such HSR Filings on or before the earlier of ten (10) business days after the Initial Closing or November 6, 2008.

(c) At each Closing, the Company shall deliver to each Investor purchasing Shares in such Closing a certificate representing the Shares that such Investor is purchasing against payment of the purchase price therefor by check, wire transfer, cancellation of indebtedness, or any combination thereof. In the event that payment by an Investor is made, in whole or in part, by cancellation of indebtedness, then such Investor shall surrender to the Company for cancellation at such Closing any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company.

1.3	Use of Proceeds.

(a) The Company covenants and agrees to use the proceeds generated from the sale of Shares at the Closing hereunder as follows:

(i) Up to Seventy-Five Million Dollars ($75,000,000) (the “Stock Repurchase Proceeds”) for the repurchase or redemption of shares of Company capital stock held by certain Company stockholders (the “Selling Stockholders”) at a per share price equal to a purchase price of $13.4936 per share (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like) (the “Per Share Stock Repurchase Price”) pursuant to, and subject to the terms of, (x) a Stock Repurchase Agreement, in substantially the form attached hereto as Exhibit B (the

“Repurchase Agreement”), and (y) any other informational or transmittal materials distributed to, or executed by, the Company’s stockholders, provided such materials are approved in advance in writing by TCV VII, L.P., a Cayman Islands exempted limited partnership, which approval will not be unreasonably withheld or delayed, and the consummation of which repurchase or redemption (the “Stock Repurchase”) shall occur within 75 days following the Initial Closing; provided, however, that no closing of the Stock Repurchase shall be effected prior to the expiration or earlier termination of the applicable waiting periods related to the HSR Filings (provided such filings shall have been filed within ten (10) business days of the Initial Closing).

(ii) The balance of such proceeds for the pursuit and funding of business acquisitions, repayment of outstanding indebtedness of the Company and/or its Subsidiaries, working capital and general corporate purposes as approved by the Company’s Board of Directors.

(b) The Company hereby covenants and agrees that the distribution of the aforementioned portion of the proceeds generated from the sale of the Shares in regards to the Stock Repurchase shall be effected by the Company in full compliance with all applicable laws, rules and regulations. The parties hereto acknowledge and agree that monetary damages would not adequately compensate an injured party for the breach of this Section 1.3 by any other party, that this Section 1.3 shall be specifically enforceable and that any breach or threatened breach shall be the proper subject of a temporary or permanent restraining order. Furthermore, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(c) The Stock Repurchase by the Company shall be conditioned upon each of the Selling Stockholder’s prior execution and delivery to the Company of a general release of claims that reads substantially as set forth in the Repurchase Agreement and the expiration or earlier termination of the applicable waiting periods related to the HSR Filings (provided such filings shall have been filed within ten (10) business days of the Initial Closing).

2. Representations and Warranties of the Company. Except as set forth on the Schedule of Exceptions attached to this Agreement as Schedule B (the “Schedule of Exceptions”) which exceptions shall be deemed to be representations and warranties as if made hereunder, the Company represents and warrants to each Investor as follows:

2.1 Organization; Good Standing; Qualification. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. HomeAway.com, Inc. (“HA”) is a corporation organized and validly existing and in good standing under the laws of the State of Delaware. VRBO.com, Inc. (“VRBO”) is a corporation organized and validly existing and in good standing under the laws of the State of Delaware. HomeAway Holdings Europe, SARL (“HA Europe”) is a corporation organized and validly existing and in good standing under the laws of France. VacationRentals.com, Inc. (“VR”) is a corporation organized and validly existing and in good stand under the laws of Delaware. Holiday-Rentals.co.uk Ltd. (“HR”) is a private limited company duly formed, validly existing and in good standing under the laws of England and Wales. Vacation Villas International GmbH (“VVI”) is a corporation organized and validly existing and in good standing under the laws of Germany. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in the State of Texas and in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Company’s business, financial condition or properties. Each of the Company’s direct or indirect subsidiaries (each, a “Subsidiary” and together, the “Subsidiaries”) is duly qualified and authorized to transact business and is in good standing in each jurisdiction in which the failure to so qualify would not reasonably be expected to have a material adverse effect on such Subsidiary’s business, financial condition or properties. Each of HA, VRBO, VR, and HomeAway Connect, Inc. is referred to herein as a “US Subsidiary”. Each of HR, VVI, HA Europe, HomeAway Europe, Abritel.fr SA and Owners Direct Holiday Rentals Limited (“ODHR”) is referred to herein as a “European Subsidiary”.

2.2 Corporate Power. The Company and, as applicable, each Subsidiary has all requisite legal and corporate power and authority (i) to own and operate its properties and assets and to carry on its business as presently conducted, (ii) to execute and deliver this Agreement, the Amended and Restated Investors’ Rights Agreement in the form attached to this Agreement as Exhibit C (the “Investors’ Rights Agreement”), the Amended and Restated Co-Sale Agreement in the form attached to this Agreement as Exhibit D (the “Co-Sale Agreement”), the Amended and Restated Voting Agreement in the form attached to this Agreement as Exhibit E (the “Voting Agreement,” and collectively with the Investors’ Rights Agreement and the Co-Sale Agreement, the “Ancillary Agreements”), (iii) to sell and issue the Shares and (iv) to carry out and perform the provisions of this Agreement and the Ancillary Agreements.

2.3 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution, delivery of this Agreement and the Ancillary Agreements, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Shares and the shares of Common Stock issuable upon conversion of the Shares (the “Conversion Shares”) has been taken or will be taken prior to the Initial Closing. This Agreement and the Ancillary Agreements, when executed and delivered by the Company, will constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable laws and principles of public policy.

2.4 Valid Issuance of Series D Preferred Stock and the Conversion Shares. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company (except as set forth in the Ancillary Agreements) and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable state and federal securities laws. The Conversion Shares have been duly and validly reserved and, when issued in compliance with the provisions of the Restated Certificate and applicable law, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company (except as set forth in the Ancillary Agreements) and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable state and federal securities laws.

2.5	Capitalization and Voting Rights.

(a) The authorized capital of the Company consists, or will consist immediately prior to the Initial Closing, of:

(i) Preferred Stock. 68,836,142 shares of Preferred Stock, par value $0.0001, 28,780,925 of which shares have been designated Series A Preferred Stock, 28,780,925 of which are issued and outstanding, 3,550,000 of which shares have been designated Series B Preferred Stock, all of which are issued and outstanding, 21,200,000 of which have been designated Series C Preferred Stock, 21,200,000 of which are issued and outstanding, and 15,305,217 of which have been designated Series D Preferred Stock, none of which is issued and outstanding. The relative rights, privileges and preferences of each authorized series of Preferred Stock will be as stated in the Restated Certificate.

(ii) Common Stock. 89,163,858 shares of Common Stock, par value $0.0001 (“Common Stock”), 39,221,549 of which are issued and outstanding.

(b) The outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws or pursuant to valid exemptions therefrom.

(c) Except for (i) the rights provided in the Investors’ Rights Agreement, (ii) outstanding rights to purchase 6,015,622 shares of its Common Stock pursuant to the Company’s 2004 Stock Option Plan (including sub-plans thereunder), (iii) outstanding rights to purchase 150,000 shares of its Common Stock pursuant to the Company’s 2005 Stock Option Plan, (iv) warrants to purchase 648,549 shares of Common Stock and (v) the conversion privileges of the Series C Preferred Stock and Series D Preferred Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any of its securities. In addition to the aforementioned options, the Company has reserved an aggregate of 11,147,563 shares of its Common Stock for options and stock purchase rights granted or to be granted under the Company’s 2004 Stock Plan and 150,000 shares of its Common Stock for options granted under the Company’s 2005 Stock Plan. Except for the Voting Agreement, neither the Company nor any Subsidiary is a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company or any Subsidiary.

(d) All outstanding equity securities of the Company, including, without limitation, all outstanding shares of the capital stock of the Company, all shares of the capital stock of the Company issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that the Company is obligated to issue, are subject to a one hundred eighty (180) day “market stand-off” restriction upon an initial public offering of the Company’s securities pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to the Act in a form substantially similar to Section 1.15 of the Investors’ Rights Agreement.

(e) No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

(f) The Company is the sole holder of capital stock of HA. The rights and privileges of stockholders of HA are as stated in the Certificate of Incorporation of HA and bylaws of HA each in the form provided to counsel for the Investors. The issued and outstanding capital stock of HA are all duly and validly authorized and issued and fully paid, and were issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company or HA of any capital stock or other equity interest in HA.

(g) The Company is the sole holder of capital stock of VR. The rights and privileges of stockholders of VR are as stated in the Certificate of Incorporation of VR and bylaws of VR each in the form provided to counsel for the Investors. The issued and outstanding capital stock of VR are all duly and validly authorized and issued and fully paid, and were issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company or VR of any capital stock or other equity interest in VR.

(h) The Company is the sole holder of capital stock of HA Europe. The rights and privileges of stockholders of HA Europe are as stated in the Certificate of Incorporation and bylaws, or similar corporate documents, of HA Europe. The issued and outstanding capital stock of HA Europe are all duly and validly authorized and issued and fully paid, and were issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company or HA Europe of any capital stock or other equity interest in HA Europe.

(i) The Company is the sole holder of capital stock of VRBO. The rights and privileges of stockholders of VRBO are as stated in the Certificate of Incorporation of VRBO and bylaws of VRBO each in the form provided to counsel for the Investors. The issued and outstanding capital stock of VRBO are all duly and validly authorized and issued and fully paid, and were issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company or VRBO of any capital stock or other equity interest in VRBO.

(j) The authorized capital of HR is £1,000 divided into 1,000 ordinary shares of £1.00 each, of which 100 are in issue and held by the Company. The rights and privileges of members of HR are as stated in the HR’s Articles of Association in the form provided to counsel for the Investors. The issued ordinary shares of HR are all duly and validly authorized and issued and fully paid, and were issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company or HR of any capital stock or other equity interest in HR.

(k) HR is the sole holder of capital stock of VVI. The rights and privileges of stockholders of VVI are as stated in the Certificate of Incorporation and bylaws, or similar corporate documents, of VVI. The issued and outstanding capital stock of VVI are all duly and validly authorized and issued and fully paid, and were issued in accordance with all applicable securities laws, rules and regulations, or pursuant to valid exemptions therefrom. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company, HR or VVI of any capital stock or other equity interest in VVI.

2.6 Subsidiaries. Except for the Company’s interests in HA, VRBO, VR, HR, VVI, Rentors.org, LLC, HA Europe, HomeAway Europe, Abritel.fr SA, ODHR and HomeAway Connect, Inc., the Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity. Neither the Company nor any of the Subsidiaries is a participant in any joint venture, partnership or similar arrangement.

2.7 Compliance with Other Instruments. Neither the Company nor any Subsidiary is in violation or default of any provision of its charter or bylaws (or similar organization documents) (as amended to date) or of any provision of any mortgage, indenture, agreement, instrument or contract to which it is a party or by which it is bound or, to its knowledge, of any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to the Company or any Subsidiary other than such violation or default which would not reasonably be expected to have a material adverse effect on the Company’s or such Subsidiary’s business, financial condition or properties. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any such provision or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or any Subsidiary or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company or any Subsidiary, their business or operations or any of their assets or properties.

2.8 Governmental Consent, etc. No consent, approval, qualification, order or authorization of, or filing with, any federal, state or local governmental authority on the part of the Company or any Subsidiary is required in connection with the Company’s execution, delivery or performance of this Agreement, the offer, sale or issuance of the Shares and the Conversion Shares, except (i) filing of the Restated Certificate with the Delaware Secretary of State, (ii) such filings as have been made prior to the Closing, except any notices of sale required to be filed with the Securities and

Exchange Commission under Regulation D of the Securities Act, or such post-Closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor and (iii) such filings as may be required pursuant to applicable securities laws in connection with the Stock Repurchase.

2.9 Offering. Subject in part to the truth and accuracy of each of the Investor’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement and the Conversion Shares as contemplated by the Restated Certificate are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities laws, and neither the Company, any Subsidiary nor any authorized agent acting on their behalf will take any action hereafter that would cause the loss of such exemption.

2.10	Agreements; Action.

(a) There are no active contracts, agreements, instruments, leases, commitments, understandings, proposed transactions, judgments, orders, writs or decrees to which the Company or any Subsidiary is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 or (ii) provisions restricting or affecting the development, manufacture or distribution of the Company’s or any Subsidiary’s products or services or (iii) indemnification by the Company or any Subsidiary with respect to infringements of proprietary rights.

(b) Neither the Company nor any Subsidiary has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $100,000 or, in the case of indebtedness and/or liabilities individually less than $100,000, in excess of $200,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its products or services in the ordinary course of business.

(c) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

2.11 Obligations to Related Parties. No employee, officer, director or stockholder of the Company or any Subsidiary or member of his or her immediate family is indebted to the Company or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any Subsidiary and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under the Company’s 2004 Option Plan and 2005 Option Plan). Since

December 31, 2007, neither the Company nor any Subsidiary has paid any bonus to any employee other than in the ordinary course of business.

2.12 Title to Properties and Assets. The Company and each Subsidiary has good and marketable title to its tangible property and assets free and clear of all mortgages, liens, claims, and encumbrances other than (i) for liens for current taxes not yet delinquent, (ii) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (iii) for liens in respect of pledges or deposits under workers’ compensation laws or similar legislation or (iv) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property. With respect to the tangible property and assets they lease, the Company and each Subsidiary is in compliance with such leases and holds a valid leasehold interest free of any liens, claims, or encumbrances, subject to clauses (i)-(iv) above.

2.13 Intellectual Property. The Company and each Subsidiary owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, and proprietary rights and processes (collectively, “Intellectual Property”) necessary for its business as now conducted and as presently proposed to be conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the Company’s or any Subsidiary’s Intellectual Property with the exception of agreements for the sale or license of the Company’s or any Subsidiary’s products or services in the ordinary course of business, nor is the Company or any Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity with the exception of (i) shrink-wrap, click-wrap or similar widely available commercial end-user licenses, (ii) implied licenses which may be contained in non-disclosure agreements entered into in the ordinary course of business, and (iii) licenses granted to the Company or any Subsidiary pursuant to an Employment, Confidential Information and Inventions Assignment Agreement (or similar agreement with a current or former employee or consultant). Neither the Company nor any Subsidiary has received any communications alleging that the Company or any Subsidiary has violated or, by conducting its business as presently proposed, would violate any of the Intellectual Property of any other person or entity, nor is the Company aware of any basis therefor. The Company is not aware that any of the employees of the Company or any Subsidiary is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or any Subsidiary or that would conflict with the Company’s or Subsidiary’s business as presently proposed to be conducted. Neither the execution nor delivery of this Agreement or the Ancillary Agreements, nor the carrying on of the Company’s or any Subsidiary’s business by the employees of the Company or the Subsidiary, nor the conduct of the Company’s or any Subsidiary’s business as presently proposed, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees of the Company or any of the Subsidiaries (or people the Company or any of the Subsidiaries currently intends to hire) made prior to their employment by the Company or any Subsidiary. There is no violation, by the Company or any of the Subsidiaries, of any data protection laws applicable to the Company’s business (determined on a consolidated basis) other than such violation which would not reasonably be expected to have a material adverse effect on the Company’s or such Subsidiary’s business, financial condition or properties.

2.14 Employees; Employee Benefit Plans. To the Company’s knowledge, there is no strike, labor dispute or union organization activities pending or threatened between the Company and any of the Subsidiaries and their employees. None of the Company’s or any US Subsidiary’s employees belong to any union or collective bargaining unit. To its knowledge, the Company and each Subsidiary has complied in all material respects with all applicable state, federal and foreign equal opportunity and other laws related to employment. To the Company’s knowledge, no employee of the Company or any Subsidiary is or will be in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company or any Subsidiary, or any other party because of the nature of the business presently conducted or presently proposed to be conducted by the Company or the Subsidiary. Neither the Company nor any US Subsidiary has any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, as amended. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any Subsidiary, nor does the Company or any Subsidiary have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company or any Subsidiary is terminable at the will of the Company or such Subsidiary, as applicable. Neither the Company nor any Subsidiary is obliged to provide any pension benefits under any occupational pension or similar scheme.

The employment of each officer and employee of each European Subsidiary is terminable by such Subsidiary in accordance with applicable law and collective bargaining agreements (“CBA”), and the employment of each officer and employee of each such Subsidiary is not subject to any contractual restrictions or payment obligations other than those required by applicable law and CBA. The CBA applicable to all European Subsidiary employees is listed in the Schedule of Exceptions. Each European Subsidiary is in material compliance with all applicable laws and the CBA regarding employment and employment practices (including, without limitation, the laws requiring persons to have work permits), terms and conditions of employment and wages and working hours (including but not limited to minimal wages and overtime regulations), discrimination in employment, election of employee representatives, information of employee representatives, calculation and accruals of vacations, wages and hours, occupational safety, health and employment practices and no European Subsidiary has engaged in any unfair labor practice. No European Subsidiary has any remaining liabilities or obligations, including, without limitation, obligations of compensation for loss of employment, vis-à-vis former employees or corporate officers. HA Europe is not the subject of, nor has been threatened with any particular proceedings by the Labor Inspectorate (“Inspection du Travail”) for failure to comply with labor legislation. No unfair labor practice complaint or other complaint, litigation or claim against or otherwise involving a European Subsidiary relating to employment or labor matters is pending in any court or before any tribunal and, to the knowledge of the Company, there is no basis for such a complaint, litigation or claim. HA Europe has no employee representatives (délégues du personnel or comité d’entreprise) and there are no pending grievances asserted by employees.

None of VVI’s employees or its managing directors (Geschäftsführer), is in excess of what has been agreed in their respective employment or service agreements or entitled to any additional fixed or variable remuneration (Vergütung) which depends on VVI’s turnover (Umsatz) or profit (Gewinn). All payments to VVI’s employees are effected on the basis of their respective current employment agreement. No payments in regards to VVI are made based on customary internal practice (betriebliche Übung). The German federal employment office has no rights to reimbursement pursuant to Section 147a of the German Social Security Code III (SGB III). VVI does not have a works council (Betriebsrat). There are no collective bargaining agreements (Tarifvertrag) applicable to VVI (including application by way of reference made in individual employment agreements). VVI is not a member of an employers’ association. There are no works agreements (Betriebsvereinbarungen), reconciliations of interest (Interessenausgleiche), social plans (Sozialpläne) or any other internal regulations applicable to VVI. No employee of VVI engaged for a limited period could claim to be or would be considered by the competent authorities as an employee engaged for an unlimited period (unbefristetes Arbeitsverhältnis). In regards to VVI, there are no obligations under early retirement schemes (Vorruhestandsverträge) and/or early part time retirement schemes (Altersteilzeitverträge).

Each officer of the Company and any of the Subsidiaries devotes one hundred percent (100%) of such officer’s business time to the conduct of the Company’s or the Subsidiary’s business and no officer is employed by or an officer of any other company, other than the Company and its Subsidiaries.

2.15 Proprietary Information and Inventions Assignment Agreement. Each current and former employee of the Company and each Subsidiary has executed a proprietary information and inventions assignment agreement to the extent permitted under the laws of the jurisdiction applicable to each such employee. To the Company’s knowledge, each current or former consultant of the Company and each Subsidiary that assists or assisted with the development of the Company’s or any Subsidiary’s Intellectual Property or has or had access to the Company’s or any Subsidiary’s Intellectual Property has executed an agreement containing confidentiality and invention assignment provisions. The Company, after commercially reasonable investigation, is not aware that any of the employees or consultants of the Company and any of the Subsidiaries are in violation of such agreements.

2.16 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any Subsidiary that would have a material adverse effect on the Company’s or any Subsidiary’s business, financial condition or properties, or that would result in any material change in the Company’s or any Subsidiary’s current equity ownership, nor, to the Company’s knowledge is there any reasonable basis therefor. The foregoing includes, without limitation, any action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened involving the prior employment of any of the Company’s or any Subsidiary’s employees, their use in connection with the Company’s or any Subsidiary’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreement with their former employers. Neither the Company nor any Subsidiary is a party to or, to the knowledge of the Company, named in or subject to any order, writ, injunction, judgment or decree of any court, government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any Subsidiary currently pending or that the Company or any Subsidiary currently intends to initiate.

2.17 Insurance. The Company and each Subsidiary has in full force and effect fire and casualty insurance policies, with extended coverage, in amounts customary for companies similarly situated to the Company and the Subsidiaries. Each current insurance policy of the Company and the Subsidiaries related to director’s and officer’s liability and errors and omissions liability is as set forth on Schedule 2.17 of the Schedule of Exceptions.

2.18 Registration Rights. Except as set forth in the Investors’ Rights Agreement, neither the Company nor any Subsidiary is presently under any obligation or has granted any rights to register under the Securities Act any of its presently outstanding securities or any of their securities that may hereafter be issued.

2.19 Brokers or Finders; Other Offers. The Company and each Subsidiary has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company or any Subsidiary, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

2.20 Permits. The Company and each Subsidiary has all franchises, permits, licenses and any similar authority necessary for the conduct of their business as presently conducted by it, the lack of which would have a material adverse effect on the Company’s or any Subsidiary’s business, properties or financial condition, and the Company and each Subsidiary believes it can obtain, without undue burden or expense, any similar authority for the conduct of their business as presently proposed to be conducted. Neither the Company nor any Subsidiary is in default in any material respect under any of such franchises, permits, licenses or other similar authority. Other than subsidies for which there shall be no repayment obligations following the Closing, neither the Company nor any of the Subsidiaries has been granted state subsidies of any kind.

2.21 Financial Statements. The Company has delivered to each Investor its audited consolidated financial statements (balance sheet, profit and loss statement, statement of stockholders’ equity and statement of cash flows, including notes thereto) at December 31, 2007 and for the fiscal year then ended and its unaudited consolidated financial statements (balance sheet, profit and loss statement, statement of stockholders’ equity and statement of cash flows) as at and for the nine-month period ended September 30, 2008 (the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the consolidated financial condition and operating results of the Company and each Subsidiary as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company and each Subsidiary has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2008 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company or any Subsidiary. Except as disclosed in the Financial Statements, neither the Company nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company and each Subsidiary maintains a standard system of accounting established and administered in accordance with United States generally accepted accounting principles. As of the Initial Closing, the Company (i) has (before payment of the Investor Fees (as defined below) and excluding any proceeds from the sale of the Shares) cash and restricted cash (determined in accordance with United States generally accepted accounting principles) of at least $16,489,722, (ii) has before (payment of the Investor Fees (as defined below) and the Company’s expenses in connection with the transactions contemplated by this Agreement) net working capital (current assets (excluding cash and restricted cash) minus current liabilities determined in accordance with United States generally accepted accounting principles) of not more than $(63,000,000) and (iii) has not incurred or guaranteed, on a consolidated basis, any indebtedness for money borrowed in excess of $88,000,000 (including accrued interest). To the Company’s knowledge, the reports provided to the TCV Investors regarding monthly business metrics of the Company and its Subsidiaries, to the extent such Subsidiary was a Subsidiary during the period covered by such reports, for the months from January 2006 through and including September 2008 with regard to Total Unit Sales, New Unit Sales, Renewal Units Sales, Cross Sell Units Sales, Renewal Rate (excluding Abritel.fr SA and ODHR), Traffic Visits, Traffic Growth Rates, Inquiries Per Property, Ending Paid Listings (FRBO) and Average Subscription Value as contained in that certain document entitled “HA SEP 2008 Monthly Management Report - DRAFT” (the “Reports”) are true and correct copies of the Reports prepared by management of the Company and provided to the Company’s Board of Directors during such periods. Management of the Company relies on the Reports to manage the business of the Company. The Reports were prepared by management of the Company in good faith utilizing a variety of manual processes. From time to time, the Company has discovered that one or more Reports is incomplete or inaccurate. While unintentional errors in the Reports may exist, the Company believes that the Reports, when taken as a whole, are accurate in all material respects, except where the failure to be so accurate would not reflect a material adverse effect on the business, financial condition or properties of the Company and its Subsidiaries taken as a whole. With the exception of VR and VVI, the number of new listings generated by the Company and each Subsidiary as a result of customer incentives during the three month period ended September 30, 2008 does not exceed the number of new listings generated by the Company and each Subsidiary as a result of customer incentives initiated during the three month period ended September 30, 2007 by more than twenty percent (20%).

2.22	Changes. Since September 30, 2008 there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company or any Subsidiary from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a material adverse effect on the Company’s or any Subsidiary’s business, financial condition or properties;

(c) any waiver by the Company or any Subsidiary of a valuable right or of a material debt owed to them;

(d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and that is not material to the Company’s or the Subsidiary’s business, financial condition or properties;

(e) any material change or amendment to a material contract or arrangement by which the Company or any Subsidiary or any of their assets or properties are bound or subject;

(f) any material change in any compensation arrangement or agreement with any key employee of the Company or any Subsidiary;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any resignation or termination of employment of any key employee of the Company or any Subsidiary; and the Company, to its knowledge, does not know of the impending resignation or termination of employment of any such employee;

(i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company or any Subsidiary;

(j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Subsidiary, with respect to any of their material properties or assets, except liens for taxes not yet due or payable;

(k) any loans or guarantees made by the Company or any Subsidiary to or for the benefit of their employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of their business;

(l) any declaration, setting aside or payment or other distribution in respect of any of the Company’s or any Subsidiary’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company or any Subsidiary;

(m) to its knowledge, any other event or condition of any character that would have a material adverse effect on the Company’s or any Subsidiary’s business, financial condition or properties; or

(n) any agreement or commitment by the Company or any Subsidiary to do any of the things described in this Section 2.22.

2.23 Tax Returns, Payments and Elections. The Company and each Subsidiary has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company and each Subsidiary has paid all taxes and other assessments due, except those contested by them in good faith that are listed in the Schedule of Exceptions. The provision for taxes of the Company and each Subsidiary as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company and each Subsidiary has not elected pursuant to the

Internal Revenue Code of 1986, as amended (the “Code”), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor have they made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material adverse effect on the Company’s or any Subsidiary’s business, financial condition or properties. To the Company’s knowledge, the Company and each Subsidiary has properly classified, for federal, state and foreign tax purposes, all employees, consultants, independent contractors and other service providers. To the Company’s knowledge, the Company and each Subsidiary has withheld or collected from each payment made to each of such entity’s employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and each such entity has paid the same to the proper tax receiving officers or authorized depositories. To the Company’s knowledge, none of the Company or any Subsidiary has any obligation to employees or other service providers with respect to deferred compensation arrangements which might be subject to excise tax under Section 409A of the Code. To the Company’s knowledge, the Company and each Subsidiary has withheld or collected all amounts required to be withheld or collected under Sections 1441 and 1442 of the Code, or any similar provision under state, local, or foreign tax law (including, but not limited to, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes, United Kingdom’s PAYE tax and taxes due under the UK’s National Insurance scheme and other foreign taxes). None of the Company or any Subsidiary has participated or engaged in any transaction described as a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b), or any transaction described under similar provisions of state or local law. For purposes of this Section 2.23, “tax” (and, with correlative meaning, “taxes” and “taxable”) means any and all taxes including, without limitation, (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, business (taxe professionnelle), value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, social contributions, including without limitation social security contributions, Contribution Sociale Généralisée, Contribution Au Remboursement de la Dette Sociale, contributions paid to unemployment insurance agencies, contributions to voluntary additional or supplementary retirements plans, contributions to voluntary medical, life and disability plans, and any other taxes, withholding or contributions assessed in whole or in part on wages or salaries, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (b) any liability for the payment of any amounts of the type described in (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor and (c) any liability for the payment of any amounts of the type described in (a) or (b) as a result of any express or implied obligation to indemnify any other person.

2.24 Corporate Documents. Except for amendments necessary to satisfy representations and warranties or conditions contained herein (the form of which amendments has been approved by the Investors), the Company’s and each Subsidiary’s charter and bylaws (or similar organizational documents) are in the form previously provided or made available to the Investors.

2.25 Minute Books. The copy of the Company’s and each Subsidiary’s minute books provided or made available to the Investors contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects all resolutions adopted by the directors and stockholders in all material respects.

2.26 Environmental and Safety Laws. To its knowledge, the Company and each Subsidiary is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.27 Disclosure. The Company has provided each Investor with all the information reasonably available to it without undue expense that such Investor has requested for deciding whether to purchase the Shares and all information that the Company believes is reasonably necessary to enable such Investor to make such decision. To the Company’s knowledge, neither this Agreement, the Ancillary Agreements, nor any other written statements or certificates made or delivered in connection herewith, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

2.28 Real Property Holding Company. Neither the Company nor any Subsidiary is currently, and none of such entities has been during the prior five (5) years, a United States real property holding corporation within the meaning of Section 897 of the Code, and the Company and each Subsidiary has filed with the Internal Revenue Service all statements, if any, with such entity’s United States income tax returns which are required under Section 1.897-2(h) of the Treasury Regulations.

2.29 No Unlawful Payments. None of the Company or the Subsidiaries nor, to its knowledge, any director, officer, agent, employee, stockholder or other person associated with or acting on behalf of the Company or the Subsidiaries has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable law, rule or regulation of any other jurisdiction, or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3. Representations, Warranties and Covenants of the Investors. As of the date hereof and through the Closing, each Investor hereby, severally and not jointly, represents, warrants and covenants to the Company, as to itself only, as follows:

3.1 Power; Authorization. Such Investor has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, enforceable against such Investor in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable laws and principles of public policy.

3.2 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Shares will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

3.3 Reliance upon Investors’ Representations. Such Investor understands that the Shares are not registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of the Shares hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on the Investors’ representations set forth herein.

3.4 Disclosure of Information. Such Investor believes it has received all the information such Investor considers necessary or appropriate for deciding whether to purchase the Shares. Such Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the Company’s business, financial condition, properties and prospects and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Investor or to which such Investor had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of such Investor to rely thereon.

3.5 Investment Experience; Economic Risk. Such Investor understands that the Company has a limited financial and operating history and that an investment in the Company involves substantial risks. Such Investor is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development to that of the Company and acknowledges that such Investor is able to fend for himself, herself or itself. Such Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the investment in the Shares. Such Investor can bear the economic risk of such Investor’s investment and is able, without impairing such Investor’s financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of such Investor’s investment.

3.6 Accredited Investor Status. Such Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated under the Securities Act. If other than an individual, such Investor also represents that such Investor has not been organized for the purpose of acquiring the Shares.

3.7 Residency. In the case of an Investor who is an individual, the state of such Investor’s residency, or, in the case of an Investor that is a corporation, partnership or other entity, the state of such Investor’s principal place of business, is correctly set forth on the Schedule of Investors.

3.8 Restricted Securities. Such Investor understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Investor represents that it is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

3.9 Brokers or Finders. The Company has not, and will not, incur, directly or indirectly, as a result of any action taken by such Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

3.10 Tax Liability. Such Investor has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Other than with respect to the representations and warranties of the Company set forth in Section 2.23 hereof, such Investor relies solely on such advisors and not on any statements or representations of the Company, the Company’s counsel, or any of the Company’s agents. Such Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.11 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Shares unless and until (X) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement or (Y) such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will be exempt from registration under the Securities Act. Notwithstanding the foregoing, no such registration statement or opinion of counsel shall be necessary for a transfer by such Investor (i) to a fund, partnership, limited liability company or other entity that is affiliated with such transferring Investor or an Affiliated Fund (as defined below) of such Investor, (ii) to a partner or member (or retired partner or member) of such transferring Investor, or to the estate of any such partner or member (or retired partner or member), (iii) to such transferring Investor’s spouse, siblings, lineal descendants or ancestors by gift, will or intestate succession or (iv) in compliance with Rule 144 (or any successor provision) of the Securities Act so long as the Company is furnished with satisfactory evidence of compliance with such rule; provided, however, that, in the case of (i), (ii) or (iii), the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if he or she were an original Investor hereunder. For purposes of this Agreement, an “Affiliated Fund” means a fund or entity managed by an Investor or the same manager or managing member or general partner or management company that manages such Investor or by an entity controlling, controlled by, under common control with or otherwise affiliated with such Investor or such Investor’s manager or managing member or general partner or management company.

3.12 Legends. Such Investor understands and agrees that the certificates evidencing the Shares shall bear the following legend (in addition to any legend required by the Ancillary Agreements or under applicable state securities laws):

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the Company has completed an initial public offering of its securities under the Securities Act and the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend.

3.13 Homelidays. For the avoidance of doubt, such Investor acknowledges and confirms that the representations and warranties made by the Company in Section 2 (i) are made as of the date of this Agreement and prior to the closing of the Company’s acquisition of Homelidays and (ii) the Company makes no representations or warranties in any way related to such company.

3.14 Prohibition on Redemptions. Each Investor acknowledges and confirms that such Investor is aware that the Credit Agreement, dated as of November 2, 2006, as amended to date (the “Credit Agreement”), by and among HomeAway.com, Inc., VRBO.com, Inc., VacationRentals.com, Inc. and HomeAway Connect Inc. as co-borrowers, the Company, as guarantor, American Capital Financial Services, Inc., as agent, and the lenders identified on Annex A thereto currently prohibits the redemption of the outstanding shares of the Company’s Preferred Stock as set forth in the Restated Certificate and may continue to prohibit such redemption at the time that the Investors become entitled to request such redemption.

4. Conditions to Closing of Investors. The obligations of each Investor under this Agreement are subject to the fulfillment on or before the Initial Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

4.1 Representations and Warranties Correct. The representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the Initial Closing.

4.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Initial Closing shall have been performed or complied with in all material respects.

4.3 Blue Sky. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares.

4.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, which shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

4.5 Restated Certificate. The Restated Certificate shall have been filed with and certified by the Delaware Secretary of State and shall continue to be in full force and effect as of the Closing.

4.6 Investors’ Rights Agreement. The Company and the Investors and Common Holders (each as defined in the Investors’ Rights Agreement) required to amend the Investors’ Rights Agreement shall have executed and delivered the Investors’ Rights Agreement.

4.7 Co-Sale Agreement. The Company and the Investors and Founders (each as defined in the Co-Sale Agreement) required to amend the Co-Sale Agreement shall have executed and delivered the Co-Sale Agreement.

4.8 Voting Agreement. The Company and the Investors and Founders (each as defined in the Voting Agreement) required to amend the Voting Agreement shall have executed and delivered the Voting Agreement.

4.9 Board of Directors. Effective immediately following the Closing, the number of authorized directors of the Company’s Board of Directors shall be nine and the Board of Directors shall consist of Jeff Brody, Todd Chaffee, Ken DeAngelis, Brian Sharples, Carl Shepherd, Phil Siegel, John H. Moragne, Christopher P. Marshall and one (1) vacancy.

4.10 Management Rights Agreement. Each of TCV VII, L.P., a Cayman Islands exempted limited partnership (“TCV VII”), TCV VII (A), L.P., a Cayman Islands exempted limited partnership (“TCV VII (A)”) and TCV VI, L.P. (“TCV VI” and together with TCV VII and TCV VII

(A), the “TCV Investors”) and the Company shall have executed and delivered a Management Rights Agreement in a form acceptable to such Investor and the Company. Each of Institutional Venture Partners XII, L.P. (“IVP XII”) and the Company shall have executed and delivered a Management Rights Letter in a form acceptable to IVP XII and the Company.

4.11 Other Closing Deliverables. The Company shall have delivered to each Investor at the Initial Closing the following:

(a) a certificate executed by the Company’s Chief Executive Officer or President on behalf of the Company, certifying that the conditions specified in Sections 4.1 and 4.2 have been satisfied.

(b) a certificate of the Delaware Secretary of State, a certificate of the Texas Secretary of State and a certificate of account status from the Texas Comptroller of Public Accounts with respect to the good standing of the Company.

(c) a certificate of the Company executed by the Company’s Secretary attaching and certifying to the truth and correctness of (1) the Restated Certificate, (2) the Bylaws and (3) the board and stockholder resolutions adopted in connection with the transactions contemplated by this Agreement.

(d) an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, the Company’s general corporate counsel, dated as of the date of the Initial Closing, in substantially the form attached as Exhibit D.

4.12 Option Plans. The aggregate number of shares of Common Stock reserved for grant under the Company’s 2004 Option Plan and 2005 Option Plan shall equal 11,297,563.

4.13 IPO Allocation Letter. The Company shall have entered into an IPO Allocation Letter with the Investors, in the form attached hereto as Exhibit G.

4.14 Director Indemnification Agreements. The Company shall have entered into an Indemnification Agreement with Woody Marshall in the form attached hereto as Exhibit H.

5. Condition to First Subsequent Closing. The obligations of the HSR Investors to purchase Shares pursuant to Section 1.1(c) of this Agreement at the First Subsequent Closing is subject only to the expiration of any applicable waiting period under HSR with respect to the HSR filings made by such HSR Investors in connection with the transactions contemplated by this Agreement and will not be subject to any other closing conditions otherwise described in this Agreement.

6. Conditions to Closing of Company. The obligations of the Company to each Investor under this Agreement are subject to fulfillment on or before each Closing of each of the following conditions by that Investor:

6.1 Representations and Warranties Correct. The representations and warranties of such Investor contained in Section 3 shall be true on and as of the applicable Closing.

6.2 Blue Sky. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares to such Investor.

6.3 Investors’ Rights Agreement. The Investors and Common Holders (each as defined in the Investors’ Rights Agreement) required to amend the Investors’ Rights Agreement shall have executed and delivered the Investors’ Rights Agreement.

6.4 Co-Sale Agreement. The Investors and Founders (each as defined in the Co-Sale Agreement) required to amend the Co-Sale Agreement shall have executed and delivered the Co-Sale Agreement.

6.5 Voting Agreement. The Investors and Founders (each as defined in the Voting Agreement) required to amend the Voting Agreement shall have executed and delivered the Voting Agreement.

7.	Miscellaneous.

7.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS ENTERED INTO AMONG DELAWARE RESIDENTS TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.

7.2 Survival of Warranties. The representations, warranties and covenants of the Company and the Investors contained herein or made pursuant to this Agreement shall survive the execution and delivery of the Agreement and the Closings.

7.3 Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, assigns, heirs, executors and administrators of the parties to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4 Entire Agreement. This Agreement, including the exhibits attached to this Agreement, and the other documents delivered pursuant to this Agreement constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

7.5 Amendment. Except as expressly provided herein, neither this Agreement nor any term of this Agreement may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that Investors holding at least a majority of the Shares issued pursuant to this Agreement may, with the Company’s prior written consent, amend, waive, discharge or terminate on behalf of all the Investors, any term of this Agreement; provided, further, however, that in the event such amendment, waiver, discharge or termination would adversely affect the rights or obligations of an Investor in a different manner than any other Investor, such amendment, waiver, discharge or termination shall also require the written consent of such adversely affected Investor.

7.6 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, sent by facsimile or sent by electronic mail directed (a) if to an Investor, at such Investor’s address, facsimile number or electronic mail address set forth on the Schedule of Investors or on such Investor’s signature page to this Agreement, or at such other address, facsimile number or electronic mail address as such Investor may designate by ten (10) days’ advance written notice to the Company or (b) if to the Company, to its address, facsimile number or electronic mail address set forth on its signature page to this Agreement and directed to the attention of the President, or at such other address, facsimile number or electronic mail address as the Company may designate by ten (10) days’ advance written notice to each Investor, with a copy to Wilson Sonsini Goodrich & Rosati, Professional Corporation, 900 S. Capital of Texas Highway North, Las Cimas IV, Fifth Floor, Austin, Texas 78746-5546 Attention: Paul R. Tobias, Facsimile (512) 338-5499, email: ptobias@wsgr.com. All such notices and other communications shall be effective or deemed given upon personal delivery, on the date of mailing, upon confirmation of facsimile transfer or upon confirmation of electronic mail delivery. With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s charter or bylaws, each Investor agrees that such notice may given by confirmed facsimile or by confirmed electronic mail.

7.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any Investor, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such Investor nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Investor of any breach or default under this Agreement, or any waiver on the part of any Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Investor, shall be cumulative and not alternative.

7.8 Finder’s Fees. With respect to any finder’s fees arising out of the purchase of the Shares pursuant to this Agreement:

(a) The Company hereby agrees to indemnify and to hold the Investors harmless of and from any liability for any commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its employees or representatives are responsible.

(b) Each Investor hereby agrees to indemnify and to hold the Company harmless of and from any liability for any commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its employees or representatives are responsible.

7.9 Expenses. The Company and the Investors shall each pay their own expenses in connection with the transactions contemplated by this Agreement; provided, however, that if the Initial Closing is effected, the Company shall reimburse (a) the reasonable documented fees and expenses of counsel and other third party advisors for the TCV Investors (including, without limitation, finders fees), such amount not to exceed $350,000.00 (the “Professional Fees”), (b) the reasonable documented fees and expenses of Cooley Godward Kronish LLP, as counsel for IVP XII and Redpoint Ventures and affiliated funds (collectively, “Redpoint”), such amount not to exceed $15,000.00 (the “IVP/Redpoint Fees”), and (c) the documented filing fees and reasonable expenses of Redpoint related to HSR filing fees (the “HSR Fees” and together with the Professional Fees and the IVP/Redpoint Fees, the “Investor Fees”).

The Investor Fees shall be payable by the Company by wire transfer at the Initial Closing if the Investors have presented to the Company at least three (3) business days prior to the Initial Closing documentation regarding such expenses reasonably satisfactory to the Company. If such documentation is not provided at least three (3) days prior to the Initial Closing, such reimbursed Investor Fees shall be payable by the Company within three (3) business days following the date on which such documentation is delivered to the Company.

7.10 Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Ancillary Agreements or the Restated Certificate, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.11 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

7.12 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

7.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one instrument.

7.14 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party to this Agreement, all parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

7.15 Indemnification. The Company, without limitation as to time, assumes liability for and agrees to indemnify, defend and hold harmless each Investor and its officers, directors, stockholders, partners, members, employees, agents and affiliates (collectively, “Indemnified Persons”) from and against, all losses, claims, damages, liabilities, obligations, fines, penalties, judgments, settlements, costs, expenses and disbursements (including attorneys’ fees and expenses) (collectively, “Losses”) (i) arising out of or related to any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement; (ii) any non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement or any Ancillary Agreement; or (iii) incurred in connection with any action or proceeding against the Company or any Indemnified Person arising out of or in connection with this Agreement, any Ancillary Agreement (or any other document or instrument executed pursuant hereto or thereto), or the transactions contemplated herein or therein, other than (a) Losses resulting that are finally determined in such action or proceeding to be primarily and directly a result of (1) the gross negligence of such Indemnified Person, (2) a breach of a fiduciary duty, if any, owed by such Indemnified Person to the Company, (3) the intentional misconduct or a knowing violation of applicable law by such Indemnified Person, or (4) a transaction from which such Indemnified Person received an improper personal benefit, or (b) Losses that are the subject of the indemnification agreement entered into by the Company and such Indemnified Person pursuant to the Investors’ Rights Agreement, as to which Losses such indemnification agreement, rather than this Section 7.15, shall apply. The Company agrees to reimburse each Indemnified Person promptly for all such Losses as they are incurred by such Indemnified Person after the Company receives a written undertaking by or on behalf of such Indemnified Person to reimburse the Company for any payments made by the Company to such Indemnified Person if it is finally determined in such action or proceeding that such Indemnified Person is not entitled to indemnification pursuant to clause (iii) above. The obligations of the Company to each Indemnified Person under this Section 7.15 will be separate and distinct obligations and will survive any transfer of securities by any Investor and the expiration or termination of this Agreement or any Ancillary Agreement. THE COMPANY AND THE INVESTORS INTEND THAT THE INDEMNIFIED PERSONS BE INDEMNIFIED FROM LIABILITY FOR THEIR OWN NEGLIGENCE PURSUANT TO THIS SECTION 7.15. Except as otherwise set forth herein, the parties hereto agree that upon the receipt by the Investors of payment in full of applicable Losses with respect to the Shares pursuant to Section 4.2 of Article IV of the

Company’s Certificate of Incorporation, as such may be amended from time to time (the “Certificate”), Section 4.3(D)(6) of Article IV of the Certificate or Section 4.4 of Article IV of the Certificate, any obligations of the Company under this Section 7.15 shall terminate to the extent of such Losses. In the event of the issuance of Loss Conversion Shares (as defined in the Certificate), the Company and the Investors agree that, for United States federal, state and local income tax purposes, each Investor’s right to receive Loss Conversion Shares shall be treated as a nontaxable purchase price adjustment to their Series D Preferred Stock purchased pursuant to this Agreement and such parties agree not take any tax filing or reporting position inconsistent with the characterization of such adjustment as a nontaxable purchase price adjustment. For the avoidance of doubt, there shall be no double recovery for Losses pursuant to this Section 7.15 and/or pursuant to Section 4.2 of Article IV of the Certificate, Section 4.3(D)(6) of Article IV of the Certificate or Section 4.4 of Article IV of the Certificate.

7.16	Arbitration.

(a) Any dispute between the Company and the Investors under Section 7.15 of this Agreement shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Company and the Investors holding a majority of the Shares issued pursuant to this Agreement. In the event that, within fifteen (15) days after submission of any dispute under this Agreement to arbitration, the Company and such Investors cannot mutually agree on one arbitrator, then, within ten (10) days after the end of such fifteen (15)-day period, the Company and such Investors shall each select one arbitrator. The two arbitrators so selected shall select an arbitrator to conduct the arbitration.

(b) Any such arbitration shall be held in Travis County, Texas, under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. Within thirty (30) days after a decision of the arbitrator requiring payment by one party to another, such party shall make the payment to such other party.

(c) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute between the Company and the Investors under Section 7.15 of this Agreement.

7.17 Exculpation Among Investors; Conflicts. Each Investor acknowledges that it is not relying upon any other Investor, or any officer, director, stockholder, employee, agent, partner or affiliate of any such other Investor, in making its investment or decision to invest in the Company or in monitoring such investment. Each Investor agrees that no other Investor nor any officer, director, stockholder, employee, agent, partner or affiliate of any other Investor shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them relating to or in connection with the Company or the Shares, or both. Without limiting the foregoing, no Investor, nor any of its officers, directors, stockholders, partners, employees or agents of affiliates, or other holder of any Shares shall have any obligation, liability or responsibility whatsoever for the accuracy, completeness or fairness of any or all information about the Company or any Subsidiary or their respective properties, business or financial and other affairs, acquired by such Investor or holder from the Company or any Subsidiary or the respective officers, directors, employees, agents, representatives, counsel or auditors of either, and in turn provided to another Investor or holder of Shares, nor shall any such Investor or other Person have any obligation or responsibility whatsoever to provide any such information to any other Investor or holder of Shares or to continue to provide any such information if any information is provided.

In deciding to enter into and consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including without limitation the purchase of the Shares upon the terms and conditions set forth herein, such Investor has had the opportunity to obtain legal representation and has elected not to do so. Each Investor acknowledges that Wilson Sonsini Goodrich & Rosati, Professional Corporation, is counsel only to the Company and is not representing such Investor, regardless of whether Wilson Sonsini Goodrich & Rosati, Professional Corporation, has represented such Investor in the past or is currently representing such Investor in any unrelated transactions. Each Investor acknowledges that Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, is counsel only to the TCV Investors and is not representing any other Investor, regardless of whether Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, has represented such Investor in the past or is currently representing such Investor in any unrelated transactions. Each Investor acknowledges that Cooley Godward Kronish LLP is counsel only to Institutional Venture Partners and Redpoint Ventures and is not representing any other Investor, regardless of whether Cooley Godward Kronish LLP has represented such Investor in the past or is currently representing such Investor in any unrelated transactions.

7.18 Rights of Investors. Each Investor, in its sole and absolute discretion, may exercise or refrain from exercising any rights or privileges that such Investor may have pursuant to this Agreement, the Ancillary Agreements, the Restated Certificate, the Bylaws or at law or in equity, and such Investor shall not incur or be subject to any liability or obligation to the Company, any other Investor or holder of Shares, any other stockholder or securityholder of the Company or any other person, by reason of exercising or refraining from exercising any such rights or privileges.

7.19 No Commitment for Additional Financing. The Company acknowledges and agrees that no Investor has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth in Section 1.1 and subject to the conditions set forth in Sections 4 and 5. In addition, the Company acknowledges and agrees that (a) no statements, whether written or oral, made by any Investor or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (b) the Company shall not rely on any such statement by any Investor or its representatives and (c) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Investor and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Investor shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

[Remainder of page intentionally left blank. Signature page(s) to follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth above.

“Company”

HOMEAWAY, INC.

By:	/s/ Brian Sharples
Brian Sharples, Chief Executive Officer

Address:
3801 Capital of Texas Highway South
Suite 150
Austin, Texas 78704
Facsimile: (512) 684-1101
Email: bsharples@homeaway.com

HOMEAWAY, INC.

SIGNATURE PAGE TO SERIES D PREFERRED STOCK

PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth above.

“Investor”

TCV VII, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Robert C. Bensky

Name:	Robert C. Bensky
Title:	Authorized Signatory

Address:	Technology Crossover Ventures
528 Ramona Street
Palo Alto, California 94301
Attention: Carla S. Newell
Ric Fenton
Phone: (650) 614-8200
Fax: (650) 614-8222

With a copy to:

Technology Crossover Ventures
56 Main Street, Suite 210
Millburn, New Jersey 07041
Attention: Robert C. Bensky
Phone: (973) 467-5320
Fax: (973) 467-5323

HOMEAWAY, INC.

SIGNATURE PAGE TO SERIES D PREFERRED STOCK

PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth above.

“Investor”

TCV VII (A), L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd. a Cayman Islands exempted company

By:	/s/ Robert C. Bensky

Name:	Robert C. Bensky
Title:	Authorized Signatory

Address:	Technology Crossover Ventures
528 Ramona Street
Palo Alto, California 94301
Attention: Carla S. Newell
Ric Fenton
Phone: (650) 614-8200
Fax: (650) 614-8222

With a copy to:

Technology Crossover Ventures
56 Main Street, Suite 210
Millburn, New Jersey 07041
Attention: Robert C. Bensky
Phone: (973) 467-5320
Fax: (973) 467-5323

HOMEAWAY, INC.

SIGNATURE PAGE TO SERIES D PREFERRED STOCK

PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth above.

“Investor”

TCV MEMBER FUND, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd.
a Cayman Islands exempted company

By:	/s/ Robert C. Bensky

Name:	Robert C. Bensky
Title:	Authorized Signatory

Technology Crossover Management VI, L.L.C.,
a Delaware limited liability company

By:	/s/ Robert C. Bensky

Name:	Robert C. Bensky
Title:	Attorney in Fact

Address:	Technology Crossover Ventures
528 Ramona Street
Palo Alto, California 94301
Attention: Carla S. Newell
Ric Fenton
Phone: (650) 614-8200
Fax: (650) 614-8222

With a copy to:

Technology Crossover Ventures
56 Main Street, Suite 210
Millburn, New Jersey 07041
Attention: Robert C. Bensky
Phone: (973) 467-5320
Fax: (973) 467-5323

HOMEAWAY, INC.

SIGNATURE PAGE TO SERIES D PREFERRED STOCK

PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth above.

“Investor”

TCV VI, L.P.
A Delaware Limited Partnership

By:	Technology Crossover Management VI, L.L.C.
Its:	General Partner

By:	/s/ Robert Bensky

Name:	Robert Bensky
Title:	Attorney in Fact

Address:	Technology Crossover Ventures
528 Ramona Street
Palo Alto, California 94301
Attention: Carla S. Newell
Ric Fenton
Phone: (650) 614-8200
Fax: (650) 614-8222

With a copy to:

Technology Crossover Ventures
56 Main Street, Suite 210
Millburn, New Jersey 07041
Attention: Robert C. Bensky
Phone: (973) 467-5320
Fax: (973) 467-5323

HOMEAWAY, INC.

SIGNATURE PAGE TO SERIES D PREFERRED STOCK

PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth above.

“Investor”

INSTITUTIONAL VENTURE PARTNERS XII, L.P.

By:	Institutional Venture Management XII, LLC
Its:	General Partner

By:	/s/ Todd C. Chaffee
Managing Director

Address
3000 Sand Hill Road
Building 2, Suite 250
Menlo Park, CA 94025

HOMEAWAY, INC.

SIGNATURE PAGE TO SERIES D PREFERRED STOCK

PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first set forth above.

“Investor”

REDPOINT VENTURES I, L.P., by its General Partner, Redpoint Ventures I, LLC

By:	/s/ Timothy M. Haley
Managing Director

REDPOINT ASSOCIATES I, LLC, by its manager

By:	/s/ Timothy M. Haley
Managing Director

REDPOINT VENTURES II, L.P., by its General Partner, Redpoint Ventures II, LLC

By:	/s/ Timothy M. Haley
Managing Director

REDPOINT ASSOCIATES II, LLC, as nominee

By:	/s/ Timothy M. Haley
Managing Director

REDPOINT TECHNOLOGY PARTNERS Q-1, L.P., by its General Partner, Redpoint Ventures I, LLC

By:	/s/ Timothy M. Haley
Managing Director

REDPOINT TECHNOLOGY PARTNERS A-1, L.P. by its General Partner, Redpoint Ventures I, LLC

By:	/s/ Timothy M. Haley
Managing Director

HOMEAWAY, INC.

SIGNATURE PAGE TO SERIES D PREFERRED STOCK

PURCHASE AGREEMENT

SCHEDULE A

Schedule of Investors

Initial Closing – October 23, 2008

	Initial Closing October 23, 2008
Investor’s Name and Address	Number of Shares of Series D Preferred Stock	Aggregate Purchase Price of Series D Preferred Stock
TCV VII, L.P., a Cayman Islands exempted limited partnership 528 Ramona Street Palo Alto, CA 94301 Facsimile: (650) 614-8222 Attn: Carla S. Newell	5,012,633	$81,877,851.21
TCV VII (A), L.P., a Cayman Islands exempted limited partnership 528 Ramona Street Palo Alto, CA 94301 Facsimile: (650) 614-8222 Attn: Carla S. Newell	2,595,434	$42,394,597.59
TCV MEMBER FUND, L.P., a Cayman Islands exempted limited partnership 528 Ramona Street Palo Alto, CA 94301 Facsimile: (650) 614-8222 Attn: Carla S. Newell	68,461	$1,118,262.51
TCV VI, L.P., a Delaware Limited Partnership 528 Ramona Street Palo Alto, CA 94301 Facsimile: (650) 614-8222 Attn: Carla S. Newell	3,037,124	$49,609,294.55
Institutional Venture Partners XII, L.P. 3000 Sand Hill Road Building 2, Suite 250 Menlo Park, CA 94025 Attn: Todd Chaffee Facsimile: (415) 765-9393 email: tchaffee@ivp.com	2,754,939	$45,000,000.11
Redpoint Ventures I, L.P. 3000 Sand Hill Road, Bldg 2, Suite 290 Menlo Park, CA 94025 Attn: Jeff Brody Facsimile: (650) 854-5762 email: jbrody@redpoint.com	290,805	$4,750,096.12

	Initial Closing October 23, 2008
Investor’s Name and Address	Number of Shares of Series D Preferred Stock	Aggregate Purchase Price of Series D Preferred Stock
Redpoint Associates I, LLC 3000 Sand Hill Road, Bldg 2, Suite 290 Menlo Park, CA 94025 Attn: Jeff Brody Facsimile: (650) 854-5762 email: jbrody@redpoint.com	14,923	$243,756.76
Redpoint Ventures II, L.P. 3000 Sand Hill Road, Bldg 2, Suite 290 Menlo Park, CA 94025 Attn: Jeff Brody Facsimile: (650) 854-5762 email: jbrody@redpoint.com	1,166,827	$19,059,302.27
Redpoint Associates II, LLC 3000 Sand Hill Road, Bldg 2, Suite 290 Menlo Park, CA 94025 Attn: Jeff Brody Facsimile: (650) 854-5762 email: jbrody@redpoint.com	26,980	$440,699.42
Redpoint Technology Partners Q-1, L.P. 3000 Sand Hill Road, Bldg 2, Suite 290 Menlo Park, CA 94025 Attn: Jeff Brody Facsimile: (650) 854-5762 email: jbrody@redpoint.com	39,589	$646,658.61
Redpoint Technology Partners A-1, L.P. 3000 Sand Hill Road, Bldg 2, Suite 290 Menlo Park, CA 94025 Attn: Jeff Brody Facsimile: (650) 854-5762 email: jbrody@redpoint.com	6,327	$103,347.12

SUBTOTAL	15,014,042	$245,243,866.27

SCHEDULE A-1

Schedule of Investors

First Subsequent Closing – November 18, 2008

	First Subsequent Closing November 18, 2008
Investor’s Name and Address	Number of Shares of Series D Preferred Stock	Aggregate Purchase Price of Series D Preferred Stock
Redpoint Ventures I, L.P. 3000 Sand Hill Road, Bldg 2, Suite 290 Menlo Park, CA 94025 Attn: Jeff Brody Facsimile: (650) 854-5762 email: jbrody@redpoint.com	291,175	$4,756,139.81

SUBTOTAL	291,175	$4,756,139.81

TOTALS:	15,305,217	$250,000,006.08

SCHEDULE B

Schedule of Exceptions

EXHIBIT A

Form of Amended and Restated Certificate of Incorporation

EXHIBIT B

Form of Stock Repurchase Agreement

EXHIBIT C

Form of Amended and Restated Investors’ Rights Agreement

EXHIBIT D

Form of Amended and Restated Right of First Refusal and Co-Sale Agreement

EXHIBIT E

Form of Amended and Restated Voting Agreement

EXHIBIT F

Form of Opinion of Company Counsel

EXHIBIT G

Form of IPO Allocation Letter

EXHIBIT H

Form of Director Indemnification Agreement